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                                                                     EXHIBIT 4.1


                                PROMISSORY NOTE

$2,500,000.00                                                     March 27, 2002


                  FOR VALUE RECEIVED, LADENBURG THALMANN FINANCIAL SERVICES INC., a Florida corporation ("Maker"), having an address at 590 Madison Avenue, New York, New York 10022, hereby promises to pay to the order of NEW VALLEY CORPORATION, a Delaware corporation, its successors and/or assigns (any of which is hereinafter referred to as "Holder"), at 100 S.E. Second Street, Miami, Florida 33131, in lawful money of the United States, the sum of Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000.00), together with interest thereon at the Prime Rate as published in the Wall Street Journal plus 1% from the date hereof to the date of payment, on the earlier of (i) June 30, 2002 and
(ii) the tenth business day following the consummation of one or more equity financings whereby the Maker receives at least $5 million in total proceeds. At the Holder's request, payments shall be made by wire transfer to an account designated by the Holder. This Note, however, may be prepaid in whole or in part at any time without penalty or premium but with payment of accrued interest to the date of prepayment.

                  So long as any amount under this Note remains outstanding and unpaid, Maker will not, unless otherwise consented to in writing by the Holder, create, incur, assume or suffer to exist (excluding the $20 million aggregate principal amount of senior convertible promissory notes previously issued to Berliner Effektengesellschaft AG, Frost-Nevada, Limited Partnership and Holder) any indebtedness for borrowed funds (institutional or otherwise) which is not subordinated in all respects to the indebtedness under this Note.

                  Holder may, with or without notice to Maker or any guarantor or other party liable herefor, extend or renew this Note, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of Maker or any other party or guarantor liable herefor.


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                  Upon the occurrence of a default, the whole sum of principal shall become due immediately at the option of Holder. Default shall include, but not be limited to: (i) failure to make any payment hereunder at the time prescribed for payment; (ii) filing, as to the Maker or any guarantor or indorser of this Note, of an involuntary petition which is not dismissed within sixty (60) days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; (iii) the granting of any lien or any encumbrance by Maker on the Refund; (iv) default in the payment of principal or interest on any obligation in excess of $50,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days; (vi) final judgment for the payment of money in excess of $50,000 shall be rendered against Maker and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed; (vii) the non-payment, for any reason, of any check tendered to Holder by Maker; or (viii) any breach or other default by the Maker under this Note or the $10 million principal amount senior convertible promissory note issued by Maker to Holder on May 7, 2001.

                  The times for the payment of the principal sum as herein stated are of the essence of this Note. Upon the occurrence of a default, the amount of the principal sum hereunder, plus reasonable attorneys fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 18% per annum, whichever is lower, from the date of the default to the date of actual payment.

                  The Maker shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to, any person unless (i) the person is a corporation, (ii) the person assumes in a writing reasonably acceptable to the Holder all the obligations of the Maker under this Note and
(iii) immediately after the transaction, no default exists. The surviving transferee or lessee corporation shall be the successor Maker, but the predecessor Maker in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest of this Note.

                  Maker and each other party liable herefor, whether principal, endorser, guarantor or otherwise, jointly and severally hereby (i) waive presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by Holder to Maker or any party liable herefor, and (iii) agree to pay all costs and expenses, including reasonable attorneys fees, in connection with the enforcement or collection of this Note.

                  Nothing contained in this Note or in any other agreement between Maker and Holder shall require Maker to pay, or Holder to accept, interest in an amount which would subject Holder to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should Holder receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Note.

                  Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by Holder, and then only to the extent therein set forth. The making of any demands or the giving of any notices by Holder or a waiver by Holder of any right and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which Holder would otherwise have on any future occasion. All rights and remedies of Holder shall be cumulative and may be exercised singly or concurrently.


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                  This Note may be assigned at any time by Holder to any person controlling, controlled by or under common control with the Holder or to any affiliate of the Holder on notice to Maker.

                  The terms and provisions hereof shall survive the payment, cancellation or surrender of this Note. Any instrument taken by Holder in payment of, or for application against, any obligation of Maker or any other party liable herefor shall not operate as a discharge of such obligation until the instrument is finally paid, notwithstanding the fact that a bank may be the maker, drawer or acceptor of such instrument.

                  This Note shall be governed and construed in accordance with the law of the State of New York without giving effect to choice of law principles. MAKER AND EACH OTHER PARTY LIABLE HEREFOR, IN ANY LITIGATION IN WHICH HOLDER SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. ANY SUCH LITIGATION SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY.

                             LADENBURG THALMANN FINANCIAL SERVICES INC.

                             By:  /s/ VICTOR M. RIVAS
                                  --------------------------------------------
                                  Name:  Victor M. Rivas
                                  Title: President and Chief Executive Officer